Exhibit 10.17

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PATENT AND TECHNOLOGY LICENSE AND TECHNOLOGY TRANSFER AGREEMENT

This Patent and Technology License and Technology Transfer Agreement (the “Agreement”) is entered into as of October 13th, 2006 (the “Effective Date”) by and between IGT, a Nevada corporation with principal offices at 9295 Prototype Drive, Reno, Nevada 89521 (“IGT”), and PureDepth Inc., a Delaware corporation with principal offices at 255 Shoreline Drive, Suite 610, Redwood City, California, 94065 (together with its subsidiaries, PureDepth Limited and PureDepth Incorporated Limited, collectively “PureDepth”).

Background

PureDepth and its affiliates are a research and design business focused on developing new display technology. PureDepth and its affiliates have developed and continue to develop ~~a~~ multi-layer display (MLD) technology with promising commercial potential.

IGT is a leading manufacturer of gaming machines and other devices for use in the wager-based gaming industry.

PureDepth wishes to grant to IGT an exclusive license to incorporate its MLD Technology into IGT products and to offer for sale, sell and/or distribute such IGT products within the Field of Use under the terms and subject to the conditions of this Agreement.

In consideration of the mutual promises and covenants and conditions contained herein, IGT and PureDepth agree as follows:

1.           Definitions

Section 1.01   “Administrative Machine” means a device developed now or in the future (i) which is designed for use in casino administration of Gaming Machines and (ii) that would, absent this Agreement, infringe the Licensed Intellectual Property.

Section 1.02   “Affiliate” means, with respect to IGT and PureDepth, any other natural person or corporation, partnership, joint venture, limited liability company or other business entity that directly or indirectly controls, is controlled by, or is under common control with, IGT or PureDepth, respectively.  An entity or person shall be regarded as in control of another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting stock or other ownership interest of the other entity.  A joint venture entity in which IGT or an IGT Affiliate owns at least 50% of the equity interest shall be deemed an IGT Affiliate.

Section 1.03   “Agreement” means this agreement, including the Exhibits to this Agreement.

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Section 1.04   The “Copyrights” means any copyright held by PureDepth, whether registered or not, in any written material, plans, designs, software, or other work relating to the development, assembly, sale, and distribution of Pure Depth’s MLD Technology in the Field of Use.

Section 1.05   The “Core Patents” shall mean those PureDepth Patents listed in Exhibit B that claim generic aspects of MLD technology, and are not limited by application or by features not directly related to the functioning of a display.  The Core Patents include at least US Patent No. [****] and its non-US counterparts.

Section 1.06   “Field of Use” means wager-based non-amusement gaming.  Examples of technology within the Field of Use include without limitation class 2 technology, class 3 technology, and central determination technology.

Section 1.07   “Gaming Machine” means a machine adapted to provide or assist in providing a fully or substantially automated wagering game.  This includes machines and other devices capable of receiving wagers and/or issuing awards to players for play of games of chance.  A Gaming Machine will be associated with at least one wagering station.  Gaming Machines include, but are not limited to, stand-alone Gaming Machines, networked Gaming Machines (wired and wireless), general-purpose computers configured with software, including Internet applications, for implementing the wagering game, and automated multi-player station based table games.  Gaming Machines may be non-Mobile Gaming Machines or Mobile Gaming Machines (e.g., handheld and/or wireless) used primarily for gambling but not including certain common mobile devices such as iPods, Gameboys, and, PSPs.  It is understood that a general purpose personal computer or mobile phone, not designed primarily for gambling, is not a Gaming Machine.  Gaming Machines include Internet capable general or special purpose machines used primarily for Internet gambling.

Section 1.08   “Improvements” means modifications to, improvements in, developments from or additions to the Licensed Intellectual Property during the Term as set forth in Section 2.01.

Section 1.09   The “Know-How” means, collectively, all know-how, show-how, technical information, technical knowledge, unpatentable inventions, manufacturing procedures, methods, specifications, bills of materials, processes, and formulas relating to PureDepth’s MLD Technology.

Section 1.10   “Licensed Intellectual Property” means the trade secrets, the Know-How, the Copyrights, the PureDepth Patent Applications, and the PureDepth Patents.  The Licensed Intellectual Property is applied in the development, manufacture, assembly and sale of the MLD Technology as well as any designs developed by PureDepth, whether or not registered or protected by copyright or patent, devised or acquired by PureDepth and applied in the development, manufacture, assembly and  sale of the MLD Technology.  For the avoidance of doubt, the Licensed Intellectual Property includes all Improvements.

Section 1.11   “Licensed Products” means any product, including devices and machines developed now or in the future utilizing aspects of the MLD Technology and Sold within the Field of Use, that would, absent this Agreement, infringe the Licensed Intellectual Property.  Licensed Products include Gaming Machines and Administrative Machines that would infringe the Licensed Intellectual Property.

Section 1.12   “MLD Technology” is the multi-layer display technology owned by PureDepth and protected by the Licensed Intellectual Property.

Section 1.13   The “PureDepth Patent Applications” means “Existing Patent Applications” as identified in Exhibit A and any “Future Patent Applications” relating to MLD Technology filed in the US or elsewhere during the term of this Agreement.  The PureDepth Patent Applications include but are not limited to continuations, divisionals, continued examinations, substitutes, and continuations-in-part of any PureDepth Patent Applications.

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Section 1.14   The “PureDepth Patents” means issued patents covering MLD Technology owned or controlled by PureDepth including “Existing Patents,” which are patents owned or controlled by PureDepth on the Effective Date, including those listed in Exhibit B, as well as any renewals, reissues, substitutes and reexaminations thereon and any “Future Patents,” which are patents granted after the Effective Date upon any PureDepth Patent Application in the US or elsewhere, and includes any patents of which PureDepth is the permitted user of worldwide and which relate to the MLD Technology.

Section 1.15   “Sale” or“Sell” or “Selling” or “Sold” means the sale, transfer, or other disposition of a Licensed Product by IGT, either directly or through its sublicensees and/or Affiliates, to an ultimate customer.

Section 1.16   “Territory” means worldwide except for Japan.

Section 1.17   “Wagering Station” means a physical station associated with one or more gaming machines where a player can place bets on a game of chance.  To qualify as a wagering station herein, the gaming machine associated with the wagering station must include at least one display incorporating MLD Technology.  Typically though not necessarily a wagering station includes facilities for not only placing bets but also initiating play of the game of chance.

2.           Term and Termination

Section 2.01   Term.  This Agreement shall commence on the Effective Date and shall continue in full force and effect for an initial term of [****] years (“Initial Term”).

Section 2.02   Termination.

(a)    Either party may terminate this Agreement if the other party materially breaches this Agreement and fails to cure such breach within sixty (60) days after receiving written notice thereof by the non-breaching party, which notice shall specify the manner in which the Agreement has been breached.  Thereafter, such non-breaching party may, at its option and in addition to any other remedy that it might be entitled to, immediately terminate this Agreement by notice to the breaching party in writing, which notice of termination will be effective upon receipt.

(b)    In the event there is a final, non-appealable judgment that one or more of the Licensed Products have infringed the intellectual property rights of a third party, and as a result, IGT is enjoined from Selling the Licensed Products as contemplated in this Agreement, then IGT shall have the right to terminate this Agreement upon written notice to PureDepth.

(c)     This Agreement may also be terminated pursuant to Section 9.02(f).

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Section 2.03     Effect of Termination.  Upon termination or expiration of this Agreement, except in the case of Section 2.2(b), IGT will have a period of ninety (90) days from the effective date of the termination or expiration in which to Sell any Licensed Products in its inventory as of the effective date of the termination or expiration.  Within fifteen (15) days of the effective date of termination or expiration, IGT will provide a report listing all Licensed Products that are in IGT’s inventory by product type and quantity.  Upon termination or expiration of this Agreement, IGT will return, within ten (10) days, all PureDepth Know-How and Confidential Information including the manufacturing package and the design package.  Termination or expiration of this Agreement, for any reason, will not be construed to release any party from any obligation accrued prior to the effective date of such termination or expiration.  In this regard, the termination of this Agreement by either party for any reason shall not relieve any party of any liability for a breach of this Agreement, any misrepresentation or failure to comply with any term or covenant hereunder or any other liability accruing prior to the date of expiration or termination; provided, however, that neither party shall be deemed to be in default of any of its obligations hereunder (other than any payment obligations) to the extent any delay in its performance is caused by or is the result of factors beyond its reasonable control, including, without limitation, the factors identified in Section 9.15 (“Force Majeure”).

Section 2.04     Option for Renewal.  The parties may elect to renew this Agreement for an additional term, subject to mutual agreement of the parties in writing, at least [****] prior to expiration of the Initial Term, on [****].

3.           License Grant

Section 3.01    Grant.  PureDepth hereby grants to IGT an exclusive license under the Licensed Intellectual Property throughout the Territory and in the Field of Use, to make, have made, use, market, distribute, Sell, offer to Sell, import, and export to any person and in any manner Gaming Machines.

PureDepth hereby grants to IGT a non-exclusive license under the Licensed Intellectual Property throughout the Territory and in the Field of Use to make, have made, use, market, distribute, Sell, offer to Sell, import, and export to any person and in any manner Administrative Machines.

Section 3.02    Right to Sublicense.  PureDepth grants to IGT the exclusive right under the Licensed Intellectual Property to sublicense any third party (including IGT Affiliates and contract manufacturers) throughout the Territory and in the Field of Use, to make, have made, use, market, distribute, Sell, offer to Sell, import, and export to any person and in any manner Gaming Machines without first obtaining the consent of PureDepth.

PureDepth also grants to IGT the non-exclusive right under the Licensed Intellectual Property to sublicense any third party (including IGT Affiliates and contract manufacturers) throughout the Territory and in the Field of Use to make, have made, use, market, distribute, Sell, offer to Sell, import, and export to any person and in any manner Administrative Machines without first obtaining the consent of PureDepth.

For all Sales by sublicensees (except as otherwise limited herein including as specified in Sections 4.01 and 4.04), IGT will pay over to PureDepth royalties equal to amounts PureDepth would have received from IGT on equivalent Licensed Products Sold by IGT as specified in Section 4.02.  IGT will report the execution of sublicensees to PureDepth in writing within thirty (30) days of the execution of each sublicense and will identify the sublicensee and will provide a copy of the sublicense upon request by PureDepth.

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4.           Royalties, Payments and Reporting (Accounting and Audit)

Section 4.01 – Prepaid Royalty. - [****].  IGT and its sublicensees will Sell Licensed Products subject to the royalty schedule of Section 4.02 (“Royalty Schedule”); however IGT will not be obligated to pay royalties to PureDepth thereunder until [****].  Thereafter, IGT will pay PureDepth royalties on further Sales of Licensed Products according to the schedule of Section 4.02.

Section 4.02 – Royalty Schedule  For [****], IGT will pay PureDepth a royalty of $[****].

Further, IGT shall have no obligation to pay royalties for any sales of any Licensed Product having one or more displays that IGT purchases from PureDepth.

Section 4.03 – Payments and Reporting.

(a)  After [****], IGT will compute and pay royalties pursuant to the royalty schedule of Section 4.02 to PureDepth within thirty (30) days after the end of each quarter of the calendar year -- the quarters ending on March 31st, June 30th, September 30th and December 31st.

(b)  Within thirty (30) days after each quarter (from January 1 to March 31, from April 1 to June 30, from July 1 to September 30 and from October 1 to December 31) for as long as this Agreement remains in effect, IGT will furnish to PureDepth a report in writing containing full particulars of the Sales of Licensed Product during the quarter (including the numbers of Wagering Stations per Gaming Machine).

(c)  IGT will keep or cause to be kept, true and accurate books and records with respect to Sales of Licensed Products (and all Wagering Stations) covered by this Agreement in accordance with generally accepted accounting principles and in a manner consistent with the accounting methods employed by best business practice.

(d) PureDepth will have the right, at its own expense, to engage an independent, certified public accounting firm to examine the relevant books and records of IGT (including those records received by IGT from its sublicensees and any of its Affiliates who have Sold the Licensed Products) at any reasonable time during business hours after notifying IGT of its desire to do so in writing.  Except for the disclosure of financial information to PureDepth or except as otherwise required by law, regulation or legal process, such accounting firm will be required to maintain the confidentiality of all financial or other non-public information of IGT and any of its Affiliates who have Sold the Licensed Products. The examination will be no more than once each year and will cover no more than the preceding three (3) anniversary years. Except in the case of an intentional failure to disclose or omission by IGT or its Affiliates or agents, no year may be audited more than once. The examination will be solely for the purpose of determining the compliance by IGT of its reporting and payment obligations under this Agreement. In the event that an examination discloses an error by IGT (for whatever reason) of more than [****]% the of royalties paid or due to PureDepth for the period under audit, IGT will fully reimburse PureDepth for all PureDepth's costs and expenses of the examination, and will pay to PureDepth the amount of the royalties due to PureDepth within thirty (30) days.

(e)  Royalty payments will be made subject to the required withholding of any government with jurisdiction.  IGT shall maintain complete and accurate accounting records of such withholding and shall fully cooperate with PureDepth’s efforts to obtain credits of taxes paid or withheld, where appropriate.

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(f)  Independent of any audit examination, PureDepth will credit to IGT the amount of any overpayment of royalties made by IGT in error which overpayment is identified and explained in writing by IGT to PureDepth within six (6) months of the overpayment, subject to PureDepth's confirmation of the overpayment

Section 4.04 – No Royalty for Samples.  No royalty will be owed or paid by IGT to PureDepth for any Licensed Product supplied free of charge as an evaluation, sample or promotional unit, provided, however, that net shipments of such units do not exceed [****]% of the total number of Licensed Products Sold by IGT or [****] units, whichever is less, in any given year.

5.           Intellectual Property

Section 5.01   Ownership of Intellectual Property Rights.  Nothing in this Agreement is intended to transfer the ownership of any intellectual property owned by either party.  The parties acknowledge and agree as follows:

(a)    PureDepth's Ownership.  PureDepth shall, for all purposes, be considered the sole and exclusive owner or licensee empowered to grant IGT full rights under Section 3.01 of (i) the PureDepth Existing Patents and (ii) the Existing Patent Applications.  PureDepth shall also be considered the sole and exclusive owner of (iii) all Future Patent Applications, if and to the extent the inventions covered in such Future Patent Applications are invented solely by PureDepth or result from work performed under the sole direction of PureDepth.

(b)    IGT's Ownership.  IGT shall, for all purposes, be considered the sole and exclusive owner of all patent applications to the extent the inventions covered in such patent applications are invented solely by IGT or result from work performed under the sole direction of IGT.

(c)     [****] Ownership. [****].  Each of IGT and PureDepth may exploit any joint inventions and any patent applications filed thereon and any patent issuing thereon in any manner and without any accounting to the other, provided however that (i) PureDepth shall not license, assign, or otherwise convey any of its interest in any such patent application and any patents issuing therefrom to any party for practice, use, or commercialization in the Field of Use without the express written permission of IGT in its sole discretion, and (ii) IGT shall not license, assign, or otherwise convey any of its interest in any such patent application and any patents issuing therefrom to any party for practice, use, or commercialization outside the Field of Use without the express written permission of PureDepth in its sole discretion.  The parties agree that, both during and after the term of this Agreement, they each shall take such action and execute and deliver such documents as are reasonably requested by the other party to evidence and confirm the foregoing provisions regarding each party's ownership rights and to cooperate reasonably prosecution of any patent applications with respect to any Joint Future Patent Applications. IGT shall be responsible for prosecution of such patent applications subject to PureDepth’s prior written approval (i) of the prosecuting attorneys, and (ii) the patent application prepared for filing.

Section 5.02     Third Party Infringement.  IGT shall promptly inform PureDepth of any infringement of any Licensed Intellectual Property by a third party.  During the term of this Agreement, PureDepth and IGT each shall have the right to institute an action for infringement of the Licensed Intellectual Property against such third party subject to the following:

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                      (i)     PureDepth may institute suit, and, at its option, join IGT as a plaintiff.  If PureDepth decides to institute suit, then it shall notify IGT in writing.  If IGT does not notify PureDepth in writing within fifteen (15) days after the date of the notice from PureDepth, that it will join in enforcing the Licensed Intellectual Property pursuant to the provisions hereof, PureDepth shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement;

                      (ii)    If PureDepth opts not to institute suit as described in (i), IGT and PureDepth may agree to institute suit jointly, and in such case, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne equally, and any recovery or settlement shall be shared equally.  IGT and PureDepth shall agree to the manner in which they shall exercise control over such action.  PureDepth may, if it so desires, also be represented by separate counsel of its own selection, the fees for which counsel shall be paid by PureDepth;

                      (iii)   If PureDepth notifies IGT that it has decided not to institute a suit in accordance with (i) and in the absence of agreement to institute a suit jointly, as provided in (ii) above, IGT may institute suit and, at its option, join PureDepth as a plaintiff.  IGT shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement;

                      (iv)   Should either PureDepth or IGT commence a suit under the provisions of this Section 5.02, and thereafter elect to abandon the same, such party shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided, however, that the sharing of expenses and any recovery in such suit shall be as agreed upon between PureDepth and IGT;

                      (v)    Notwithstanding the terms of (ii), (iii) and (iv) above, PureDepth reserves the right to control an action insofar as a claim of invalidity is made by a third party as to the PureDepth Patents.

Section 5.03   Intellectual Property Review by IGT and Maintenance Rights. PureDepth shall have the right to prosecute and maintain the Licensed Intellectual Property, including but not limited to the PureDepth Patent Applications and PureDepth Patents.  PureDepth shall provide IGT with copies of proposed responses to any substantive action of any intellectual property office at least 30 days prior to the unextended filing deadlines for such responses, if applicable, and IGT shall have the right to make reasonable changes to such responses.  PureDepth shall also provide IGT with copies of any proposed PureDepth Patent Applications prior to filing and IGT shall have the right to make reasonable changes to such PureDepth Patent Applications.  For non-provisional Patent Applications having a bar date, past which US or non-US patent rights will be lost if a Patent Application is not filed, PureDepth will provide copies of such Patent Applications to IGT at least 30 days prior to any such bar date.  [****].  PureDepth shall bear the expense of such filing, prosecution and maintenance, except [****] in which case IGT shall be solely responsible for expenses incurred in prosecution and maintenance.

Section 5.04.  Invalidity of Patents. In the event all Core Patents of PureDepth are invalidated on a final, non-appealable judgment, this Agreement shall be terminated and IGT shall have no further royalty obligation as of the date of such judgment.  If, however, one or more (but not all) PureDepth Core Patents are invalidated, PureDepth and IGT shall confer in good faith to equitably adjust, if appropriate, the royalty schedule set forth in Section 4.02.  If the parties cannot reach an agreement on the royalty schedule within sixty (60) days of the commencement of such discussion, then the subject matter shall be submitted to arbitration as set forth under 9.06(b).

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Section 5.05   Marking.  IGT agrees to mark the Licensed Products (or their labels) with the numbers of the applicable PureDepth Patents.

Section 5.06   PureDepth License to IGT Improvement Patents.  PureDepth shall have a fully paid up non-exclusive worldwide license to make, have made, use, market, distribute, Sell, offer to Sell, import, and export products under all patents and patent applications owned by IGT (as specified in Section 5.01(b)) claiming MLD Technology, which are filed after the Effective Date and do not claim priority to any patent applications filed prior to the Effective Date.  [****].  Nothing in this section 5.06 grants PureDepth a license to exploit any other IGT patent.

6.           Technology Transfer

Section 6.01   During the term of the Agreement, PureDepth shall, in the manner set forth in Exhibit C, disclose and make available to IGT all information available to PureDepth regarding the MLD Technology and related technology necessary to implement the MLD Technology in the Licensed Products.  In this regard, PureDepth shall provide training to IGT personnel.  Such training shall commence and proceed according to the schedule provided in Exhibit C.

Section 6.02.  As set forth in Exhibit C and in order to facilitate face-to-face time for such training, IGT personnel will be sent to PureDepth facilities in Redwood City, California, or other suitable location, and that in further pursuance of such training PureDepth personnel will be sent to IGT facilities in Reno, Nevada.  IGT shall provide reasonable meals and lodging for all times that any PureDepth personnel are visiting IGT facilities, and IGT will assume responsibility for the meals and lodging for all times that any IGT personnel are visiting PureDepth facilities.  All travel costs for travel by IGT and PureDepth personnel shall be borne by IGT.  PureDepth shall provide office space and desks for IGT representatives, as well as phone/fax and Internet access during the periods of Technology Transfer.  Free use of PureDepth’s facilities and materials will be provided during this time by PureDepth.  In like manner, IGT will provide free use of its facilities to visiting PureDepth personnel during periods of Technology Transfer.

Section 6.03.  Maintenance.  PureDepth shall provide continuous ongoing maintenance to IGT for all initial and later developed aspects of MLD Technology, as may be reasonable.  Such maintenance shall include all necessary error detection and correction, and troubleshooting.  Support shall mean assistance and training provided by PureDepth in familiarizing IGT R&D personnel with the items and information as delivered, and shall include reasonable levels of technical support in the use of all supplied items, and responses to IGT inquiries and reports of problems.  In this regard, PureDepth further agrees to provide IGT with fixes and corrections that may be developed by PureDepth for use with the MLD Technology.  Any such fixes, including release notes and any other pertinent documentation, shall be provided to IGT either within thirty (30) days of their completion internally at PureDepth or prior to installation in the field anywhere in the world, whichever shall come first.  This provision shall not apply to field trials or prototypes under the full control of PureDepth. PureDepth shall provide to IGT improvements and/or upgrades of the items containing new features and/or functions, such as may be developed by PureDepth from time-to-time.

Section 6.04   Solicitation. IGT and PureDepth hereby agree that neither party shall directly hire as its own employee(s) any current or future employees of the other party, including all technical personnel, during the term of this Agreement and for a period of at least five (5) years from the termination or expiration of this Agreement, except as may be mutually agreed upon between the parties; except where such prospective employee responds to general advertisements.  The provisions contained in this Section 6.04 shall apply mutatis mutandis to Affiliates.

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7.           Representations and Warranties

Section 7.01   Representations and Warranties of IGT.  IGT represents and warrants to PureDepth as of the Effective Date that:

(a)    Corporate Organization, Good Standing, Etc.IGT is a corporation duly incorporated, validly existing and good standing under the laws of the State of Nevada, and has all corporate power and authority to own, lease and operate its properties and to carry on its businesses as currently conducted and as proposed to be conducted.  IGT has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)    Due Authorization, Etc.  This Agreement has been duly authorized, executed and delivered by IGT and constitutes the legal, valid and binding obligation of IGT, enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and general principles of equity.

(c)     No Conflict.  The execution and delivery by IGT of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Articles of Incorporation or Bylaws of IGT, any material contract, agreement or decree, order or award of any court, governmental body or arbitrator by which IGT is bound or any law, rule or regulation applicable to IGT.

(d)     Consents and Approvals.  No consent, approval or authorization of, or exemption by, or filing with, any governmental or regulatory authority or any non-governmental person is required in connection with the execution, delivery or performance by IGT of this Agreement or the consummation of the transactions contemplated hereby.

Section 7.02     Representations and Warranties of PureDepth.  PureDepth represents and warrants to IGT as of the Effective Date that:

(a)      Due Organization, Good Standing, Etc.  PureDepth is a corporation duly incorporated, validly existing and good standing under the laws of the State of Delaware, and has all corporate power and authority to own, lease and operate its properties and to carry on its businesses as currently conducted and as proposed to be conducted.  PureDepth has all necessary corporate power and authority to enter into this Agreement, to grant the rights to be granted to IGT hereunder and to perform its obligations hereunder.

(b)      Due Authorization, Etc.This Agreement has been duly authorized, executed and delivered by PureDepth and constitutes the legal, valid and binding obligation of PureDepth, enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and general principles of equity.

(c)       No Conflict. The execution and delivery by PureDepth of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Articles of Incorporation or Bylaws of PureDepth, any material contract, agreement or decree, order or award of any court, governmental body or arbitrator by which PureDepth is bound or any law, rule or regulation applicable to PureDepth.  Without limiting the generality of the foregoing, PureDepth has not entered into, and will not enter into, any agreement granting rights to any person which will conflict with or bea breach of PureDepth’s obligations hereunder.  Further, PureDepth is not a party to any other agreements that would require any third-party consents, waivers or authorizations needed for PureDepth to grant the items and rights provided in this Agreement.

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(d)      Ownership of Licensed Technology.  PureDepth is the owner of or licensee of PureDepth Patents and has full power and authority to grant the rights and licenses granted to IGT.  Further, the PureDepth Patents are not, as of the Effective Date, subject to any lien or other encumbrance that would affect the ability of IGT to exercise the rights granted to IGT by PureDepth herein.

(e)       Validity of Patents.  All of the PureDepth Patents are currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), and, to the best of PureDepth’s knowledge, are valid and enforceable.

(f)        No Interference.  [****] and PureDepth is currently unaware of any potentially interfering patent or patent application of any person with respect to the PureDepth Patents.

(g)       No Infringement.  [****] and PureDepth is currently unaware of any patent or other proprietary rights of any third party that would be infringed by the use of the MLD Technology.

(h)      Full Rights to Practice MLD Technology.  By this Agreement, PureDepth has granted IGT a License under all intellectual property it owns, controls or has licensed as necessary to practice the make use of the Licensed Intellectual Property and Gaming Machines and Administrative Machines as set forth in Section 3.01.

8.           Indemnification

Section 8.01      Indemnification with regard to infringement claims.  PureDepth will assume the defense of any suit brought against IGT or [****], for [****] insofar as such suit is based upon a claim that the [****] is attributable to IGT’s application without substantial modification of such MLD Technology supplied under this Agreement.  In any such suit, PureDepth will indemnify IGT against any money damages or costs awarded in such suit in respect to such a claim.

Section 8.02      Indemnification Procedures for Third-Party Claims.  The obligations of PureDepth stated in Section 8.01 apply only if (a) IGT shall inform PureDepth in writing within fifteen (15) days of receiving any claim within the scope of Section 8.01 and (b) IGT assists PureDepth in all necessary respects in conduct of the suit.  PureDepth may assume control of the defense of any such claim; provided, however, that the IGT may, at its own cost and expense, participate through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom.  PureDepth shall not settle any such claim without IGT’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless such settlement would not subject IGT to any liability (e.g., the settlement is solely for monetary damages for which IGT is fully indemnified under this Agreement).  If PureDepth does not assume full control over the defense of a claim pursuant to this Section 8.02, then PureDepth may participate in such investigation, defense or trial, solely at its cost and expense, and IGT shall have the right to defend or settle such claim in such manner as IGT deems appropriate, subject to the consent of PureDepth which shall not be unreasonably withheld or delayed, solely at the cost and expense of PureDepth.

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Section 8.03      PureDepth’s Total Liability.  PureDepth’s total liability to incur out-of-pocket costs in the defense of any suit or suits and to pay damages awarded in any suit or suits shall be limited to the amount theretofore paid to PureDepth by IGT under this Agreement, but not exceeding $[****].

9.           Miscellaneous Provisions

Section 9.01      Confidentiality.  Each party ( as a “Disclosing Party”) is willing to disclose to the other party ( as a “Receiving Party”) such party’s Confidential Information (as defined herein)  pursuant to the following:

(a)  “Confidential Information” means IGT’s confidential and proprietary information, including trade secrets related to the use of transparent displays; and PureDepth’s confidential and proprietary information, including trade secrets related to multi-layer displays and manufacturing methods for multi-layer display monitors.  Confidential Information may further include but is not limited to the following: contractual provisions, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, flowcharts, data, costs, prices, customer lists, marketing plans, goals, sales figures, revenues and profits and shall expressly include the nature and existence of this Agreement as well as any information directly derived from the Confidential Information.

(b)  Each party, as the Disclosing Party may deliver written disclosures of Confidential Information to the other party as the Receiving Party.  All such disclosures are agreed to fall within the terms of this Agreement and shall be marked “Confidential”, “Proprietary”, or such other similar language.  Disclosures of Confidential Information delivered absent such marking shall be deemed Confidential Information if delivered under circumstances that reasonably suggest the confidential nature of the information.

(c)  Each party, as the Disclosing Party, may orally communicate Confidential Information to the other party as the Receiving Party.  In the event such oral communication of Confidential Information is made, the Disclosing Party shall draft a document for the purpose of reducing such Confidential Information to writing and identifying the date, time and individual representatives privy to the disclosure.  The document shall be marked “Confidential”, “Proprietary”, or such other similar language, and delivered to the Receiving Party within ten (10) business days of the disclosure.  Disclosures of Confidential Information not reduced to writing shall be deemed Confidential Information if delivered under circumstances that reasonably suggest the confidential nature of the infomation.

(d)  The parties shall provide the respective standard of care used by each party in the protection of their own Confidential Information (but in no event less than a reasonable standard of care), and not disclose to any third party any Confidential Information.  Confidential Information shall not include the following:

(i)     information which, at the time of disclosure, is in the public domain or which, after disclosure, becomes part of the public domain by publication or otherwise through no action or fault of the Receiving Party; or

(ii)    information that the Receiving Party can show (by means of written record) was in its possession or known to the party prior to the time of disclosure and was not acquired, directly or indirectly, from the Disclosing Party, or

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(iii)   information that was received by the Receiving Party from a third party having no legal prohibition preventing the third party from disclosing the information; or

(iv)   information that is independently developed by the Receiving Party without any knowledge or use of the Confidential Information communicated under this Agreement.

(e)  Confidential Information may be disclosed by the Receiving Party to a third party if the disclosure is in response to a valid subpoena or order by a court of competent jurisdiction or by a governmental body, provided that the Receiving Party so required to disclose the Confidential Information advises the Disclosing Party promptly upon becoming aware that the Confidential Information is subject to disclosure, does nothing to prevent the Disclosing Party from intervening in any proceeding to protect its rights under this Agreement, uses commercially reasonable efforts to resist disclosure, and if unsuccessful, to obtain an appropriate protective order.  Disclosures made under these circumstances shall be made only to the named authority requiring the disclosure.

(f)  The parties shall not, without the written permission of the other, use the Confidential Information of the other for any reason other than for the performance of this Agreement.  Should any portion of the Confidential Information reach the public domain, the Parties shall not add to the public domain through their knowledge of the Confidential Information and shall continue to maintain that portion of the Confidential Information not yet in the public domain as confidential.  The Receiving Party shall not reverse engineer or disassemble any Confidential Information nor any products related to the Confidential Information of the Disclosing Party.

(g)  The parties reserve unto themselves all rights under their respective Confidential Information as their absolute property and under patent, trademark, trade secret and copyright laws relating to the Confidential Information they own, including the rights to file patent and trademark applications, obtain patents and trademarks, and file and obtain copyright registrations relating to their Confidential Information.  Both parties agree and understand that each party shall have all the rights and remedies available to it under patent, trademark, trade secret and copyright law.

(h)  It is understood by the parties that this Agreement does not constitute a sale, license or any other grant to make, use or sell the Confidential Information, other than as specified herein.

(i)  The parties shall limit disclosure of Confidential Information to employees and independent contractors in their organization on a need-to-know basis, only, in order to accomplish the purposes of this Agreement.  The Confidential Information shall only be provided to employees who are informed of the obligations of confidentiality hereunder and who are bound to protect the confidentiality of such Confidential information.  Other than employees meeting the above requirements, neither the existence of this Agreement nor the nature of the discussions between the parties shall be disclosed to any third party.

(j)  The parties shall return to the other within a reasonable period of time all materials containing Confidential information and any other materials provided under this Agreement, including but not limited to written information, copies, reports, papers, surveys, letters, lists, drawings, computer printouts, blueprints, manuals, software and firmware, that were delivered to the party, upon request by the other or upon expiration or termination of this Agreement.  In the event materials to be returned to the Disclosing Party include confidential information of the Receiving Party, the Receiving Party may optionally elect to have all such materials destroyed and to certify, in writing to the Disclosing Party, that all such materials were destroyed.

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(k)  Receiving Party’s obligation under this Section with respect to any particular Confidential Information, shall survive the expiration or termination of this Agreement and violations of such shall remain actionable.

(l)  Both parties acknowledge that due to the unique nature of the Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the Receiving Party or third parties to unfairly compete with the Disclosing Party resulting in irreparable harm to the Disclosing Party, and therefore, that upon any breach or any threat thereof, the Disclosing Party shall be entitled to seek and obtain injunctive relief in addition to whatever remedies it might have at law or equity.

Section 9.02      Regulatory Compliance.

(a)       Each party maintains compliance programs that have been established to protect and preserve the [***].

(b)       IGT, as a business involved in the gaming industry, conducts business in a highly regulated industry under privileged licenses issued by gaming regulatory authorities both domestic and international.  [***].

(c)        PureDepth shall comply in all material respects with [***] the Licensed Intellectual Property. IGT shall comply in all material respects with all applicable laws, rules and regulations in developing, manufacturing, Selling and distributing the Licensed Products.  The parties agree to use commercially reasonable efforts to submit all applications and similar documents to governmental, industry and insurance agencies, bodies or authorities to obtain the consents IGT deems necessary or desirable, to manufacture, market, sell and dispose of Licensed Products in the Territory.

(d)        Performance of this Agreement is contingent upon each party’s compliance with the laws, regulations, and policies in jurisdictions where business activity is conducted.  Failure to comply with the laws, regulations, and policies in jurisdictions where business is conducted [***].

(e)         Each party agrees to cooperate with requests, inquiries, or investigations of gaming regulatory authorities or law enforcement agencies in connection with the performance of this Agreement.  [***]

(f)          If IGT reasonably determines that continuation of this Agreement would jeopardize the gaming licenses, permits or status of IGT with any gaming regulatory authority or similar law enforcement authority, then [***].

(g)         IGT agrees that it will not export the Licensed Products without the appropriate U.S. governmental licenses or equivalent licenses or approvals from other governmental entities.

Section 9.03.      Control of Personnel.  PureDepth and IGT shall at all times retain the administrative supervision of their respective personnel during visits to each other’s facilities.  PureDepth and IGT’s personnel shall, while on location of the other party or the other party’s Affiliates, comply with the other party’s or the other party’s Affiliates’ rules and regulations with regard to safety and security.  PureDepth and IGT agree to indemnify each other from any claims or demands, including the costs, expenses and reasonable attorney’s fees incurred on account thereof; that may be made by anyone for personal injury or property damage resulting from the acts or omissions of the other’s personnel.

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Section 9.04.  Successors and Assigns; Assignment.

(a)       Neither party may assign this Agreement without the prior written consent of the other party, except to an Affiliate or in the case of a merger, acquisition or sale of assets.

(b)       If PureDepth decides to sell or otherwise transfer any of the Licensed Intellectual, PureDepth shall provide a thirty (30) day advance written notice to IGT of its intended disposition and PureDepth shall give IGT [****].  In its agreement documenting such disposition, PureDepth shall specifically cause the purchaser or transferee, as the case may be, to assume the licenses granted to IGT hereunder.

(c)        [****], PureDepth and IGT shall confer in good faith to equitably adjust, if appropriate, the royalty schedule set forth in Section 4.02.  If the parties cannot reach an agreement on a new royalty schedule within sixty (60) days of the commencement of such discussion, then the subject matter shall be submitted to arbitration as set forth under 9.06(b).

Section 9.05.  Relationship of Parties.

(a)    It is understood that the parties hereto are independent entities engaged in the conduct of their own respective endeavors.  No party is to be considered the agent or employee of the other for any purpose.  In all matters relating to this Agreement, each party hereto will be solely responsible for the acts of its employees and agents, and employees or agents of one party shall not be considered employees or agents of the other party.  No party will have any right, power or authority to create any obligation, express or implied, on behalf of any other party nor shall either party act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations.  Nothing in this Agreement is intended to create or constitute a joint venture, partnership, agency, trust or other association of any kind between the parties or persons referred to herein.

(b)    IGT shall be responsible for all acts of any Affiliate of IGT in connection with this Agreement, and any breach of this Agreement by any IGT entity shall be deemed a breach by IGT.  PureDepth shall be responsible for all acts of any Affiliate of PureDepth in connection with this Agreement, and any breach of this Agreement by any PureDepth entity shall be deemed a breach by PureDepth.

(c)     Except as set forth herein, this Agreement will not confer any rights or remedies on any party, person or third party other than IGT, PureDepth, and their respective successors and permitted assigns.

Section 9.06.  Governing Law; Dispute Resolution; Jurisdiction.

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(a)     This Agreement shall be deemed to be executed and performed in the United States of America, State of California, County of San Francisco, and shall be construed in accordance with the laws of the State of California as to all matters, including, but not limited to, matters of validity, construction, effect and performance, without regard to California law pertaining to conflicts or choice of law.

(b)     Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall first be addressed by the signatories to this Agreement or appropriate equivalents thereof from each party upon the request of any party.  If such persons cannot settle the matter to the mutual satisfaction of all parties within sixty (60) days of such request, then any party may first submit the dispute to arbitration in accordance with the Rules of the American Arbitration Association in the City of San Francisco, California.  Judgment upon the award rendered by the Arbitrators may be entered in any Court having jurisdiction thereof.  Three qualified arbitrators shall be appointed in accordance with the Rules of the American Arbitration Association and this Agreement.  Such qualified arbitrators shall be members of the Nevada or California Bar and shall have experience in intellectual property law matters.

Section 9.07.  Amendment and Waiver.  No amendment or waiver of any term or condition of this Agreement will be valid or binding on a party unless the same has been mutually assented to in writing by all parties. The failure of a party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, or the failure of a party to exercise any of its rights or remedies under this Agreement, will in no way be construed to be a present or future waiver of such provisions, rights, or remedies, nor in any way affect the ability of a party to enforce each and every provision thereafter.  Rather, the same will be and remain in full force and effect.

Section 9.08.  Severability.  If any provision of this Agreement or portion thereof, or the application thereof to any person or circumstances or in any country or countries, shall be held to any extent invalid or unenforceable, the remainder of this Agreement (or of such provision) and the application thereof to other persons or circumstances or in other countries appropriate and applicable shall not be affected thereby.

Section 9.09.  Notices.

(a)      All notices pertaining to or required by this Agreement shall be in writing and shall be signed by an authorized representative.  Notices shall be sent by facsimile (confirmed receipt) or delivered by hand or sent by certified mail, return receipt requested, with postage prepaid, or sent by overnight courier to the addresses set forth as follows:

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If to IGT, such notices shall be delivered to:

Randy Hedrick
Sr. V.P., IGT-Labs
IGT
9295 Prototype Drive
Reno, NV  89521

with copies to:

Keith Moore
Assistant General Counsel
IGT
9295 Prototype Drive
Reno, NV  89521

If to PureDepth, such notices shall be delivered to:

__________________________
CFO
PureDepth, Inc.
255 Shoreline Drive, Suite 610
Redwood City, California, 94065
with copies to:

Stacy Snowman
Attorney at Law
DLA Piper Rudnick Gray Cary US LLP
153 Townsend Street, Suite 800
San Francisco, CA 94107-1957

(b)       Any party may change its official notice address or addresses by notice in writing given to every other party.

Section 9.10.     Construction.  The parties have each materially and fully participated in the negotiation and drafting of this Agreement and each has had this Agreement reviewed by respective counsel.  Accordingly, this Agreement shall not be strictly construed or interpreted against any party.

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Section 9.11.     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument and all of which together shall constitute one and the same instrument.

Section 9.12.     Rights and Remedies.  In the event of any breach of or default under this Agreement by either party may suffer irreparable harm and have no adequate remedy at law.  In the event of any such breach or default, or any threat of such breach or default, either party will be entitled to injunctive relief, specific performance and other equitable relief.  Further, in any legal action or other proceeding in connection with this Agreement (e.g., to recover damages or other relief), either party will be entitled to recover, in addition to any other relief to which it may be entitled, its reasonable attorneys’ fees and other costs incurred in that action or proceeding.  The rights and remedies of either party under this Section 9.12 are in addition to, and not in lieu of, any other right or remedy afforded to either party under any other provision of this Agreement, by law or otherwise.

Section 9.13.  Force Majeure.  Neither party will be responsible to the other for delay or failure in performance of any of the obligations imposed by this Agreement, provided that, such failure will be occasioned by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure of machinery or equipment or supply of materials, discontinuity in the supply of power, court order or governmental interference, civil commotion, riot, act of terrorism, war, strikes, labor disturbances, transportation difficulties, labor shortage, natural genetic variations of any living matter or by any cause of like or unlike nature beyond the reasonable control and without the fault or negligence of such parties.

Section 9.14.  Survival.  The provisions of Sections 4 (“Royalties, Payments and Reporting (Accounting and Audit)”), including PureDepth’s right to conduct the final audit as specified in Section 4.03(d) within one (1) year of termination of this Agreement, and 2.03 (“Effect of Termination”) shall survive any termination of this Agreement.

Section 9.15. Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, both oral and written.  This Agreement may not be amended, except by writing signed by the party against whom such amendment is sought to be enforced.

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This Agreement shall be effective as of October 13th, 2006.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers thereof or authorized representatives.

IGT, Inc.	PureDepth, Inc.

By: /s/	By: /s/

Name: Stephen W. Morro	Name: Fred Angelopoulos

Title: President, Gaming Division	Title: CEO

Date:_____________________________	Date:_____________________________

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EXHIBIT A

[****]

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EXHIBIT B

EXISTING PUREDEPTH PATENTS

PureDepth File Ref	Title	Publication/Grant Number	Application Number	Country
P001AU	A multi layer display device and method for displaying images on such a device		2003213467 (previously 82482/98)	Australia
P001CA	A multi layer display device and method for displaying images on such a device	2,320,694	2320694	Canada
P001IL	A multi layer display device and method for displaying images on such a device		137628	Israel
P001JP	A multi layer display device and method for displaying images on such a device	3335998	3335998	Japan
P001MX	A multi layer display device and method for displaying images on such a device	234895	7616	Mexico
P001NZ	A multi layer display device and method for displaying images on such a device	505800	505800	New Zealand
P001SG	A multi layer display device and method for displaying images on such a device	74918	2000 04117-8	Singapore
P001US	A multi layer display device and method for displaying images on such a device	6,906,762	09/622535	USA
P002AU	Control of Depth Movement for Visual Display with Layered Screen	769120	2002338626	Australia
P002EP	Control of Depth Movement for Visual Display with Layered Screen	1212745	00955194.6	Europe
P002NZ	Control of Depth Movement for Visual Display with Layered Screen	518200	518200	New Zealand
P003AU	Display method for Multiple Layered Screens	769103	67427/00	Australia
P003NZ	Display method for Multiple Layered Screens	518199	518199	New Zealand
P004AU	Interactive three dimensional display with layered screens	766049	63265/00	Australia

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P004NZ	Interactive three dimensional display with layered screens	516965	516965	New Zealand
P005CN	Altering surface of a display from Matt to Optically smooth.	ZL 01820567.4	01820567.4	China
P005NZ	Altering surface of a display from Matt to Optically smooth.	508258	508258	New Zealand
P005SG	Altering surface of a display from Matt to Optically smooth.	200303020-2	200303020-2	Singapore
P005TW	Altering surface of a display from Matt to Optically smooth.	NI-169308	89126584	Taiwan
P006AU	Improved Display	740574	25542/99	Australia
P006NZ	Improved Display		505801	New Zealand
P006SG	Improved Display	74917	2000 04116-0	Singapore
P009NZ	Dual Layer stereoscopic liquid crystal display	517712	517712	New Zealand
P010NZ	Enhanced viewing experience of a display through localised dynamic control of ground lighting level		517713	New Zealand
P012AU	Data display for multiple layered screens		769107	Australia
P012NZ	Data display for multiple layered screens		518198	New Zealand
P013NZ	Multi View Display		521505	New Zealand
P014NZ	Backlighting System for Display Screen		526028	New Zealand
P014US	Backlighting System for Display Screen		7095180	USA
P015US	Three Dimensional Optical Viewing System		5086354	USA
P016US	Three Dimensional Optical Viewing System		5589980	USA
P017US	Optical Viewing system for Asynchronous Overlaid Images		5956180	USA
P018NZ	Depth Fused Display		515395	New Zealand
P019NZ	Improvement to Instrumentation	514119	514119	New Zealand
P019NZA	Improvement to Instrumentation		527910	New Zealand
P020NZ	Layered Assignment Interface		525956	New Zealand

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P020NZA	Layered Assignment Interface		541868	New Zealand
P022NZ	Optical Retarder		511255	New Zealand
P023NZ	Visual Display Unit Illumination	514500	514500	New Zealand
P023NZA	Visual Display Unit Illumination	532447	532447	New Zealand
P024NZ	Information Display		511444	New Zealand
P024SG	Information Display		200306381-5	Singapore
P026NZ	Visual Display System		511120	New Zealand

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EXHIBIT C

TECHNOLOGY TRANSFER

This Exhibit outlines an Agenda for Technology Transfer and Instruction.  Any other Agenda may be substituted upon mutual agreement between IGT and PureDepth, with PureDepth to provide personnel necessary for an effective transfer.

Objectives of Technology Transfer:  IGT desires to learn [****].  In particular, IGT desires to learn [****].

Technology Transfer and Instruction includes transfer of any PureDepth manuals and data pertinent to the display technology, including review and copying of all PureDepth technical and manufacturing specifications for producing MLD Technology displays for incorporating in Licensed Products.  It is contemplated that the Technology Transfer will include [****].

Transfer includes:

Promptly following the Effective Date, and in any event no more than fifteen (15) business days thereafter, PureDepth will deliver to IGT the current manuals and data in existence in the form of documents, drawings, designs, samples or other material, in electronic form when available.  Also, on mutually agreeable dates during the month of December, 2006 PureDepth shall provide technology training pursuant to the following:

Instruction and Transfer:

1.	Initial Transfer:
[****]: up to [****] IGT representatives
[****]. Review and Update of PureDepth display technology
[****]. Facilities tour and demonstrations: includes [****]
[****]. Instruction to up to [****] IGT technical representatives: includes [****]
[****]. Continued
[****]. Continued and review of results of IGT instruction under PureDepth supervision

[****]. up to [****] IGT representatives:
Continued instruction and evaluation as needed.

[****]. up to [****] IGT representatives for [***] each, if in PureDepth's reasonable technical judgment that such extension is necessary in order for IGT representatives to [****] without the assistance of PureDepth representatives.

It is understood that [****] as used herein refers to [****].

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2.  Second Instruction & Transfer:
[****] after conclusion of First instruction as specified in the Initial Transfer:
Agenda same as specified under 1.01 – [****].
Objective: review and clarify IGT experience with  PureDepth display technology

3.  Periodic Instruction at PureDepth:  [****], once per [****] until the [****] anniversary of the Effective Date, to [****] IGT Representatives.
[****]. Review of PureDepth developments and technologyupdate, including update on PureDepth’s MLD Technology
[****]. Consultation and advice with PureDepth key member on IGT technical development issues
[****]. Discussion and instruction of PureDepth ongoing display technology
[****]. Continued
[****]. Review and copying by IGT of relevant PureDepth technical records as needed.

4.  Periodic Instruction at IGT in Nevada
[****] until the [****] anniversary of the Effective Date by [****] PureDepth technical representatives, with out of pocket costs covered by IGT including reasonable travel costs.

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EXHIBIT D

SPECIFICATIONS

Design Pack

[****]

Manufacturing Pack

[****]